Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pieris Pharmaceuticals, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan and Inducement Stock Option Award for Louis Matis, M.D. of Pieris Pharmaceuticals, Inc. of our report dated March 27, 2015, with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in its Annual Report on Form 10-K, for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Ernst & Young GmbH

Wirtschaftsprufungsgesellschaft

/s/ Gallowsky	/s/ Napolitano
Gallowsky	Dr. Napolitano
Wirtschaftsprufer	Wirtschaftsprufer
[German Public Auditor]	[German Public Auditor]

Munich, Germany

February 1, 2016